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                                                                  EXHIBIT (d)(4)

[TEXOIL LOGO]

October 30, 2000

Mr. Hank Wood
Ocean Energy, Inc.
1001 Fannin
Suite 1600
Houston TX, 77002-6794

Subject: Confidentiality Agreement

Dear Mr. Wood:

In connection with a possible transaction between Texoil, Inc. ("Texoil") and Ocean Energy, Inc. ("Ocean"), Texoil intends to furnish Ocean with certain oral and written information about Texoil that is non-public, confidential and/or proprietary in nature, including, but not limited to certain financial and contractual information, certain information related to proved reserves ("Reserve Reports") and certain information related to unproved prospects ("Prospects"). All such information provided pursuant to this letter agreement (the "Confidentiality Agreement") about Texoil is to be considered confidential. Collectively all such information is referred to herein as the "Evaluation Material" and collectively Texoil and Ocean may be referred to herein as the "Parties". It is agreed that for purposes of this Confidentiality Agreement, the Evaluation Material does not include information which (i) was or becomes available to the public other than as a result of actions taken by Ocean or Ocean's subsidiaries or affiliates or their respective directors, officers, employees, affiliates or agents (collectively "Representatives") in violation of this Agreement, (ii) was in the possession of Ocean prior to disclosure by or on behalf of Texoil, (iii) becomes available to Ocean, without obligation of confidentiality from a source other than Texoil or Agents, provided that such source is not bound by a confidentiality agreement with Texoil or (iv) is required to be disclosed by law, rule, regulation or by legal process.

For a period ending one year from the date hereof the Evaluation Material may be used by Ocean or its Representatives, solely for the purpose of evaluating a possible business transaction or combination with Texoil (a "Transaction") and the Evaluation Material will be kept confidential by Ocean and its Representatives; provided, however, that any of the Evaluation Material may be disclosed to Representatives who need to review such possible Transaction and who are bound to comply with the obligation of confidentiality hereunder. It is specifically understood that such Representatives shall be informed of the confidential nature of such Evaluation Material, shall be directed to treat such Evaluation Material confidentially, and shall be bound by the terms of this Confidentiality Agreement.

Each Party agrees that it will not, nor will its Representatives, without the prior written consent of the other Party, except as required by law, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any such possible Transaction,
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Confidentiality Agreement
Page 2

including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.

In the event that no Transaction is effected between the Parties within a reasonable time after the Evaluation Material has been furnished to Ocean and upon the written request of Texoil, Ocean and its Representatives will deliver to Texoil, within five (5) business days, the Evaluation Material along with any and all copies, notes, extracts thereof, and also upon written request of Texoil deliver an authorized statement, in writing, that all analyses, projections, and other work product derived from or directly relating to the Evaluation Material have been returned to Texoil or destroyed.

In the event that Ocean or anyone to whom it supplies Evaluation Material receives a request to disclose any or all of the Evaluation Material under the requirements of applicable law, including without limitation, the rules of the Securities and Exchange Commission, state securities commissions or agencies or securities exchange, or under the terms of a subpoena, Ocean agrees to (i) immediately notify Texoil of the existence, terms and circumstances surrounding such request, (ii) consult with Texoil on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure is required, furnish only that portion of the information which, in the written opinion of counsel, Ocean is legally compelled to disclose.

Texoil will endeavor to include in the Evaluation Material, known information, which it believes to be relevant for the purpose of an evaluation. Ocean understands that Texoil, its affiliates and agents make no representation or warranty as to the accuracy or completeness of the Evaluation Material, including the accuracy of any reserve estimates, the Reserve Reports or any other estimates relating to the assets and/or liabilities of Texoil.

It is understood and agreed that money damages would not be sufficient remedy for any breach of this Confidentiality Agreement by Ocean and that Texoil shall be entitled to specific performance as a remedy for any such breach. It is accordingly agreed that Texoil shall be entitled to an injunction or injunctions to limit or prevent breaches of this agreement and/or compel specific performance of this agreement and that neither Ocean nor its counsel or Representatives will oppose the granting of such relief. Such remedy shall not be deemed to be the exclusive remedy for the breach of this Confidentiality Agreement but shall be in addition to all other remedies available at law or equity.

It is further understood and agreed that no failure or delay by Texoil in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

In addition, Ocean agrees that neither it nor its Representatives will use any non-public information obtained (directly or indirectly) from or about Texoil to trade in Texoil's securities, nor will Ocean or its Representatives divulge any non-public information obtained (directly or indirectly) from or about Texoil to any other party, which could be used by such other party to trade in Texoil's securities, for a period of six (6) months following the signing of this Confidentiality Agreement.

This Confidentiality Agreement shall be governed by the laws of the State of Texas without regard to conflict of law principles, and Ocean and its Representatives submit to the nonexclusive jurisdiction of and venue in any federal or state court sitting in Texas in any action or proceedings arising out of or relating to this Confidentiality Agreement.
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Confidentiality Agreement
Page 3

In the event that Ocean makes any offer for Texoil common stock and/or securities convertible into Texoil common stock, which includes Ocean securities of any form, and to the extent that Texoil requires material non-public information related to Ocean to evaluate such offer, then Texoil will agree to enter into a separate confidentiality agreement, mutually agreeable to the Parties, applicable to any such information provided by Ocean.

Texoil warrants that it has the right to allow Ocean access to the Evaluation Material. Texoil agrees to release, defend, indemnify, protect and hold Ocean, its subsidiaries and affiliates and their respective directors, officers, employees, consultants, representatives, agents and advisors harmless from and against any and all claims, liabilities, losses, demands, causes of action and any expenses (including court costs and attorney's fees) arising from any breach or alleged breach by Texoil of license agreements or other agreements under which the Evaluation Material were obtained.

This Agreement does not create any agency, partnership or joint venture relationship between the Parties. The Parties hereto understand and agree that unless and until a definitive agreement has been executed and delivered, no contract or agreement providing for a transaction between the Parties shall be deemed to exist between the Parties, and neither Party will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except, in case of this agreement, for the matters specially agreed to herein. For purposes of this Agreement, the term definitive agreement does not include an executed letter of intent or any other preliminary written agreement or offer, unless specifically so designated in writing and executed by both Parties.

Ocean acknowledges agreement with the foregoing by its signature below and the delivery to Texoil of an executed original of this Confidentiality Agreement, which will constitute the Parties' agreement with respect to the subject matter of this letter.


TEXOIL, INC.

/s/ FRANK A. LODZINSKI
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Frank A. Lodzinski, President



OCEAN ENERGY, INC.

ACCEPTED AND AGREED as of the 30th day of October, 2000


By:  /s/ JOHN H. CAMPBELL
   ----------------------------------
Name:  /s/ JOHN H. CAMPBELL
     --------------------------------

Title: Attorney-in-Fact